Exhibit 5.1

(269) 337-7700 Fax: (269) 337-7701

September 19, 2013

Sunshine Heart, Inc.

12988 Valley View Road

Eden Prairie, MN 55344

Ladies and Gentlemen:

We have acted as counsel to Sunshine Heart, Inc., a Delaware corporation (the “Issuer”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form S-3 (File No. 333-187273) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), and the prospectus supplement dated September 19, 2013 filed with the Commission pursuant to Rule 424(b) of the rules and regulations under the Act (the “Prospectus Supplement”) for the issuance and sale by the Issuer of up to 4,381,500 shares (the “Shares”) of the Issuer’s common stock, par value $0.0001 per share.

The law covered by the opinion expressed in this opinion letter is limited to the federal laws of the United States and the Delaware General Corporation Law.

Based on our examination of such documents and other matters as we deem relevant, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and sold by the Issuer as described in the Registration Statement and the Prospectus Supplement and in the manner set forth in the Underwriting Agreement dated as of September 19, 2013, among the Issuer and Piper Jaffray & Co. and Cowen and Company, LLC, as representatives of the several underwriters named in Schedule I attached thereto, against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus Supplement and the prospectus included in the Registration Statement.  In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules or regulations of the Commission thereunder.

Very truly yours,

/S/ HONIGMAN MILLER SCHWARTZ AND COHN LLP

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